Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of August 10, 2026 (the “Effective Date”), by and between Ajay Aggarwal, M.D. (the “Executive”) and Cardiff Oncology, Inc., a Delaware corporation (the “Company”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, in each case effective as of the Effective Date;

WHEREAS, in connection with the foregoing, Executive shall be required to perform Executive’s duties and obligations hereunder on behalf of the Company, as appropriate, and such duties and obligations shall be enforceable by the Company;

WHEREAS, this Agreement supersedes any and all prior term sheets, employment agreements or similar agreements by and between Executive and the Company.

AGREEMENT

In consideration of the mutual covenants herein contained and the employment of Executive by the Company, the parties agree as follows:

1.
Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)
“Cause” shall mean the occurrence of any of the following, as determined by the Board in its sole discretion: (i) Executive’s failure to substantially perform Executive’s duties with the Company (other than any such failure resulting from Executive’s disability); (ii) Executive’s failure to comply, in any material respect, with any of the Company’s policies or the Confidentiality and Non-Disclosure Agreement; (iii) the Board’s determination that Executive failed in any material respect to carry out or comply with any lawful and reasonable directive of the Board; (iv) Executive’s conviction, plea of no contest, or plea of nolo contendere for any felony or crime involving moral turpitude; (v) Executive’s unlawful use or possession of illegal drugs on the Company’s or any affiliate’s premises; or (vi) Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates.
(b)
“Change of Control” shall have the same meaning as “Change in Control” under the Company’s equity incentive plan, as in effect on the date hereof, and shall be deemed to occur only upon the actual consummation of a Change in Control as so defined. For the avoidance of doubt, a Change of Control shall not be deemed to occur as a result of any pending, proposed, or contemplated transaction unless and until a Change of Control has actually occurred pursuant to the equity plan, and no Change of Control shall be deemed to occur for purposes of this Agreement unless such event also constitutes a change in control event within the meaning of Section 409A of the Internal Revenue Code, to the extent applicable.

(c)
“Disability” means totally and permanently disabled as defined in the Company’s disability benefit plan applicable to senior executive officers as in effect on the date thereof.
(d)
“Good Reason” shall mean, without Executive’s express written consent, any of the following: (i) a material reduction of Executive’s duties, position or responsibilities; (ii) a reduction of Executive’s compensation, unless such reduction is the result of Company financial difficulties and/or is part of a Company-wide reduction of compensation of similarly situated Company employees; (iii) the relocation of Executive to a facility or location more than fifty (50) miles from Executive’s then current employment location; or (iv) a material breach by the Company of any agreement with Executive. In order for Executive to resign for Good Reason, within sixty (60) days after Executive first learns of the applicable event, Executive is required to give written notice of the event constituting Good Reason. This notice will trigger a thirty (30) day cure period. If the Company fails to cure this Good Reason event within thirty (30) days from the date of the written notice, Executive must resign from Executive’s employment within sixty (60) days from the end of the thirty (30) day cure period. Determination of whether Executive had Good Reason, and if so whether the Good Reason event was cured, shall be in the sole discretion of the Board.
2.
Duties and Scope of Position. During the Term (as defined below), Executive will serve as Chief Operating Officer of the Company, reporting to the Chief Executive Officer of the Company, and assuming and discharging such responsibilities as are commensurate with Executive’s position. During the Term, Executive will provide services in a manner that will faithfully and diligently further the business of the Company and will devote a substantial portion of Executive’s business time, attention and energy thereto. Notwithstanding the foregoing, nothing in this Agreement shall restrict Executive from managing Executive’s personal investments, or serving on civic or charitable boards or committees, provided that no such activities unduly interfere, individually or in the aggregate, with the performance of Executive’s obligations under this Agreement.
3.
Term. The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue until August 10, 2029, unless earlier terminated in accordance with Section 9 hereof. The term of Executive’s employment shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew such employment, such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective Term as that term is defined below. The period commencing as of the Effective Date and ending on Executive’s last date of employment with the Company under this Agreement is the “Term” and the end of the Term is referred to herein as the “Expiration Date”.
4.
Base Compensation. The Company shall pay to Executive a base compensation (the “Base Compensation”) of $490,000 per year (prorated for any partial year), payable at such times as the Company customarily pays its other senior executives (but in any event no less often than monthly). In addition, each year during the Term, Executive shall be reviewed for purposes of determining the appropriateness of Executive’s Base Compensation hereunder. The Base Compensation shall be subject to all federal, state and local payroll tax withholding and any other withholdings required by law. For purposes of the Agreement, the term “Base Compensation” as of any point in time shall refer to the Base Compensation as adjusted pursuant to this Section 4.
5.
Benefits; Expense Reimbursement.
(a)
Benefits. During the Term, Executive shall be entitled to participate in all company employee benefit plans. In the event Executive elects to pay to a self-funded health insurance program, Executive shall be reimbursed by the Company for such costs up to the maximum amount the Company would be obligated to pay for similar benefits pursuant to its health insurance plans.
(b)
Expenses. During the Term, the Company shall promptly reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company, consistent with Company policies in effect from time to time.
6.
Target Bonus. In addition to Executive’s Base Compensation, Executive shall be eligible for an annual bonus opportunity of up to 40% of Base Compensation, with performance milestones for each fiscal year to be determined by the Board or its compensation committee in its sole discretion. Except as otherwise expressly provided in this Agreement in section 10, Executive must be actively employed by the Company at the time the applicable bonus is paid in order to be eligible to receive any bonus. The determinations of the Board or its compensation committee with respect to bonuses will be final and binding.
7.
Equity Award. Executive has been granted an equity-based compensation award (“Award”) in accordance with Exhibit C attached hereto. Upon termination of Executive’s employment, the treatment of any portion of outstanding Award shall be determined in accordance with the terms of any agreements governing such award (“Award Agreement”). Executive shall remain eligible to receive additional equity-based compensation awards as the Company may grant from time to time.
8.
Intentionally omitted.
9.
Termination.
(a)
Termination by the Company. Subject to the obligations of the Company set forth in Section 10 below, the Company may terminate Executive’s employment at any time and for any reason (or no reason), and with or without Cause, and without prejudice to any other right or remedy to which the Company or Executive may be entitled at law or in equity or under this Agreement.
(b)
Termination by Executive. Executive may voluntarily terminate the Term with written notice for any reason or no reason.
(c)
Termination for Death or Disability. Subject to the obligations of the Company set forth in Section 10 below, Executive’s employment shall terminate automatically upon Executive’s death. Subject to the obligations of the Company set forth in Section 10 below, in the event Executive is unable to perform Executive’s duties as a result of Disability during the

Term, the Company shall have the right to terminate the employment of Executive by providing written notice of the effective date of such termination.
10.
Payments Upon Termination of Employment.
(a)
Termination for Cause, Death or Disability or Termination by Executive without Good Reason. In the event that Executive’s employment hereunder is terminated during the Term by the Company for Cause, as a result of Executive’s death or Disability, or voluntarily by Executive without Good Reason, the Company shall compensate Executive (or in the case of death, Executive’s estate) as follows: on the date of termination, the Company shall pay Executive a lump sum amount equal to (i) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (ii) any Bonus and Options earned and not yet paid or granted, as applicable, through the date of termination; and (iii) within 2-1/2 months following submission of proper expense reports by Executive or Executive’s estate, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination.
(b)
Termination by Company Without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and subject to Executive’s execution and non-revocation of a release pursuant to Section 10(e), the Company shall provide the following severance benefits:
(i)
On the date of termination, the Company shall pay Executive any portion of unpaid Base Compensation then due for periods prior to the effective date of termination and reimbursement of all properly submitted business expenses incurred prior to termination.
(ii)
The Company shall continue to pay Executive’s Base Compensation for nine (9) months from the date of termination on the Company’s regular payroll dates.
(iii)
The Company shall also pay Executive a prorated portion of Executive’s Target Bonus (or Bonus based on actual performance as determined in good faith by the Board or the Compensation Committee) the Executive would have earned for the year in which the termination occurs, with such proration based on the number of days Executive was employed during such year divided by 365. This payment may be made when the Bonus is paid out to other employees.
(iv)
If, as of the termination date, a bonus for a completed prior fiscal year has not been paid yet, Executive shall remain eligible to receive such bonus when paid, in an amount determined by applying the same adjustments as are applied to bonuses paid to similarly situated active employees.
(v)
The Company will reimburse Executive for the same amount that Executive was receiving as the normal Company co-pay for medical insurance for up to nine (9) months, provided Executive maintains coverage through COBRA or an alternative source and timely submits proof of payment; such reimbursement will terminate if Executive obtains other employment through which Executive can obtain medical insurance, whether or not Executive elects such coverage.

(c)
Termination in the Context of a Change of Control. In the event of Executive’s termination of employment with the Company either (i) by Executive for Good Reason at any time within nine (9) months after the consummation of a Change of Control; or (ii) by the Company without Cause at any time upon or within nine (9) months after the consummation of a Change of Control, this shall constitute a “Termination in the Context of a Change of Control” and Executive shall be entitled to the following payments and other benefits:
(i)
On the date of termination, the Company shall pay Executive any portion of unpaid Base Compensation then due for periods prior to the effective date of termination and reimbursement of all properly submitted business expenses incurred prior to termination.
(ii)
The Company shall continue to pay Executive’s Base Compensation for nine (9) months from the date of termination on the Company’s regular payroll dates.
(iii)
The Company shall also pay Executive a prorated portion of Executive’s Target Bonus (or Bonus based on actual performance as determined in good faith by the Board or the Compensation Committee) the Executive would have earned for the year in which the termination occurs, based on the number of days Executive was employed during such year divided by 365. This payment may be made when the Bonus is paid out to other employees.
(iv)
If, as of the termination date, a bonus for a completed prior fiscal year has not been paid yet, Executive shall remain eligible to receive such bonus when paid, in an amount determined by applying the same adjustments as are applied to bonuses paid to similarly situated active employees.
(v)
The Company will reimburse Executive for the same amount that Executive was receiving as the normal Company co-pay for medical insurance for up to nine (9) months, provided Executive maintains coverage through COBRA or an alternative source and timely submits proof of payment; such reimbursement will terminate if Executive obtains other employment through which Executive can obtain medical insurance, whether or not Executive elects such coverage.
(vi)
Notwithstanding any provision of any stock incentive plan, stock option agreement, restricted stock agreement or other agreement relating to capital stock of the Company, all of the shares and equity awards held by Executive that are then unvested shall immediately vest and, with respect to all options, warrants and other convertible securities of the Company beneficially held by Executive, become fully exercisable for such period of time set forth in the agreement evidencing the security.
(d)
For purposes of this provision, “Change of Control” shall have the same meaning as “Change in Control” under the Company’s equity incentive plan, as in effect on the date hereof (the “Equity Plan”), and shall be deemed to occur only upon the actual consummation of a Change in Control as so defined. For the avoidance of doubt, a Change of Control shall not be deemed to occur as a result of any pending, proposed, or contemplated transaction unless and until both of the following two conditions have been met: (i) a Change of Control has actually occurred pursuant to the Equity Plan and (ii) such event also constitutes a change in control event within the meaning of Section 409A of the Internal Revenue Code, to the extent applicable.

(e)
Any severance or equity acceleration tied to a Change of Control shall apply only upon an actual consummated Change of Control as defined in this Agreement and the applicable equity plan, and not based on any pending, proposed, or contemplated transaction.
(f)
Conditions to Payment. All payments and benefits due to Executive under this Section 10 that are made subject to this Section 10(f) (such payments, “Severance”), shall only be payable if Executive (or Executive’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims substantially in the form attached hereto as Exhibit A. Such general release shall be executed and delivered to the Company within twenty-one (21) days of receipt by Executive, and shall no longer be subject to revocation seven (7) days following that execution. Failure to timely execute and return such release, or revocation of such release, shall be a waiver by Executive of Executive’s right to any Severance. If Executive’s review and revocation period for the release of claims required pursuant to this Section spans two of Executive’s taxable years, the first payment shall be made on the first regularly scheduled payroll date of the later taxable year following the effective date of such release of claims and shall include all amounts accrued prior thereto. In addition, Severance shall be conditioned on Executive’s compliance with Section 15 hereof.
(g)
Additional Post-Employment Obligations. During the nine (9) month severance period, Executive will provide reasonable cooperation requested by the Company in matters arising from Executive’s service to the Company, subject to reimbursement of reasonable travel and out-of-pocket expenses. Executive shall not make defamatory remarks about the Company or its current or former employees, provided that nothing herein prohibits truthful statements required by law or protected communications with governmental agencies.
11.
Code Section 409A.
(i)
The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.
(ii)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
(iv)
For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
12.
Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets or otherwise pursuant to a Change of Control shall assume the Company's obligations under this Agreement and agree expressly in writing delivered to Executive, at or prior to such Change of Control, to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a Change of Control. For all purposes under this Agreement, the term “Company” shall include any successor to the Company's business and/or assets (including any parent company to the Company), whether or not in connection with a Change of Control, which becomes bound by the terms of this Agreement by contract, operation of law or otherwise.
13.
Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given (a) when personally delivered (if to the Company, addressed to its Secretary at the Company’s principal place of business on a non-holiday weekday between the hours of 9 a.m. and 5 p.m.; if to Executive, via personal service to Executive’s last known residence) or (b) three business days following the date it is mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.
14.
Confidential Information. Executive recognizes and acknowledges that by reason of Executive’s employment by and service to the Company before, during and, if applicable, after the Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to herein as “Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that Executive will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, Executive will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s employment shall remain the property of the Company. Unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of Executive’s employment, the Executive agrees to immediately return to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession. As a condition of Executive’s employment with the Company and in order to protect the Company’s interest in such proprietary information, the Company shall require Executive’s execution of a Confidentiality Agreement and Inventions Agreement in the form attached hereto as Exhibit B, and incorporated herein by this reference.
15.
Intentionally omitted.

16.
Employment Relationship. Executive’s employment with the Company will remain at will, and this Agreement sets forth the complete agreement regarding that relationship, and any change to the at will nature of employment must be set forth in a written agreement approved by the Board of Directors.
17.
Miscellaneous Provisions.
(a)
Survival. Sections 1, 5, 6, 10, 11, 13, 14, 15 and 17 herein, including this Section 17(a), shall survive the termination of Executive’s employment with the Company, the expiration of this Agreement and the termination of this Agreement for any reason.

(b)
Modifications; No Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)
Entire Agreement. This Agreement supersedes, amends and restates all prior agreements and understandings between the parties, oral or written, including, without limitation, the Executive Agreement. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.
(d)
Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.
(e)
Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(f)
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, and may be delivered by facsimile or other electronic means, but all of which shall be deemed originals and taken together will constitute one and the same Agreement.
(g)
Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
(h)
Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY: Cardiff Oncology, Inc.

By: /s/ Mani Mohindru

Name: Mani Mohindru

Title: President & CEO

EXECUTIVE: /s/ Ajay Aggarwal
[Name]

Exhibit A

Form of Release Agreement

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made by and between Cardiff Oncology, Inc. (the “Company”) and Ajay Aggarwal, M.D. (“Employee”) (each a “Party” and collectively the “Parties”). In consideration for the execution of this Agreement, and the performance of the terms and conditions set forth herein, the Parties agree as follows:

1.
Separation Date. Employee’s employment with the Company terminated effective [DATE]. By signing below, Employee acknowledges and agrees Employee has received all wages owed, including accrued and unused vacation; has been reimbursed for all business expenses incurred in accordance with the Company’s expense reimbursement policy; and has received all other payments owed by law.
2.
Consideration. In consideration for the execution of this Agreement, and the performance of the terms and conditions set forth herein, the Parties hereby agree as follows:
2.1
Cash Payments. The Company shall continue to pay Employee’s Base Compensation for nine (9) months from the Separation Date. These payments will be made on the Company’s regular payroll dates.
2.2
Prorated Bonus. The Company shall pay Employee a prorated portion of the Target Bonus (or Bonus based on actual performance as determined in good faith by the Board or the Compensation Committee ) the Executive would have earned for the calendar year in which Executive’s Separation Date occurred, with such proration based on the number of days Employee was employed by the Company during such Target Year divided by 365. This payment may be made when the Bonus is paid out to other employees (“Bonus Payout Date”)).

2.3
Medical Insurance. The Company will reimburse Employee the same amount that he was receiving as his normal company co-pay for up to 9 months, provided that he maintains coverage either though COBRA or through an alternative source. This reimbursement will be provided within two weeks of each submission by Employee of proof of payment for medical insurance premiums. This payment will terminate if Employee obtains other employment through which he can obtain medical insurance, whether or not he elects to do so.
2.4
Good and Valuable Consideration. The Parties expressly agree that the consideration set forth in Section 2 of this Agreement constitutes good and valuable consideration in addition to anything to which Employee is already entitled, and the Company has no independent legal duty to provide Employee with the consideration set forth in this Agreement, absent the terms of the Agreement itself. Employee understands and agrees that

Employee will not receive the consideration specified herein, without Employee’s execution of this Agreement and the fulfillment of the promises contained herein.
2.5
Equity Awards. Nothing herein will alter the terms and conditions of Employee’s Equity Award, as set forth in Employee’s Employment Agreement and/or Employee’s Award Agreement, EXCEPT in the event that Employee’s separation was a Termination in the Context of a Change of Control as defined in Employee’s Offer Letter, notwithstanding any provision of any stock incentive plan, stock option agreement, restricted stock agreement or other agreement relating to capital stock of the Company, all of the shares and equity awards held by Employee that are then unvested shall immediately vest and, with respect to all options, warrants and other convertible securities of the Company beneficially held by Employee, become fully exercisable for (A) a period of six months following the date of termination only if at the time of such termination there is a Change of Control
3.
General Release of Claims. Except as to such rights or claims as may be created by this Agreement, Employee, and anyone and any entity claiming through Employee, including but not limited to Employee’s heirs, administrators, successors in interest, assigns and agents, hereby release and forever discharge the Company and all of its past, present and future employees, officers, directors, members, agents, trustees, administrators, representatives, owners, shareholders, partners, insurers, fiduciaries, attorneys, subsidiaries, parent companies, affiliates, related entities, assigns, predecessors and successors in interest, and each and all of them, jointly and severally (collectively the “Released Parties”), from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, penalties, interest, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Employee has at any time owned or held prior to Employee’s execution of this Agreement, including but not limited to, any and all claims arising out of, connected with, or relating to:
•
Employee’s employment and/or the end of Employee’s employment with the Released Parties;
•
Any act or omission by the Released Parties;
•
Title VII of the Civil Rights Act of 1964, as amended;
•
The Civil Rights Act of 1991, as amended;
•
Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•
The Age Discrimination in Employment Act of 1967, as amended;
•
The Employee Retirement Income Security Act of 1974, as amended;
•
The Immigration Reform and Control Act, as amended;
•
The Americans with Disabilities Act of 1990, as amended;
•
The Fair Labor Standards Act, as amended;
•
The Workers Adjustment and Retraining Notification Act, as amended;
•
The Occupational Safety and Health Act, as amended;
•
The California Fair Employment and Housing Act, as amended;
•
The California Labor Code, as amended;
•
The California Private Attorney General Act, as amended
•
California Equal Pay Law, as amended;
•
IWC Wage Orders, as amended;

•
Any other federal, state or local law, regulation or municipal ordinance, including those regulating compensation and those prohibiting discrimination, harassment, or retaliation of any kind;
•
Any claim based on violation of public policy, breach of contract, tort, fraud, misrepresentation, defamation, or any other common law claim;
•
Any claim for damages of any kind, including but not limited to compensatory damages, emotional distress damages, liquidated damages, punitive damages, or penalties; or
•
Any claim for costs, fees, interest, or other expenses, including attorneys’ fees.

The foregoing general release does not apply to any of Employee’s claims that cannot be released as a matter of law and does not limit any rights Employee may have under the National Labor Relations Act. The Parties agree and acknowledge that the release and waiver set forth above shall not prevent Employee from participating in or cooperating with any state or federal agency’s investigation or charge of discrimination, including the Equal Employment Opportunity Commission (“EEOC”). The Parties further agree and acknowledge that nothing in the Agreement prevents or prohibits Employee from filing a charge of discrimination with a state or federal agency, including the EEOC. However, Employee understands and agrees that Employee is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by Employee or on Employee’s behalf.

4.
Older Worker's Benefit Protection Act. This Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that Employee has or may have under the Federal Age Discrimination in Employment Act, as amended by the Older Workers' Benefit Protection Act of 1990, 29 U.S.C. §§ 621 et seq. This paragraph and this Agreement are written in a manner calculated to be understood by Employee. Employee is hereby advised in writing:

(1) To consult with an attorney before signing this Agreement.

(2) Employee has up to 21 days to consider whether to sign this Agreement. If Employee decides not to use all 21 days, Employee knowingly and voluntarily waives any claims that Employee was not given the 21-day period or did not use the entire 21 days to consider this Agreement.

(3) Employee may revoke this Agreement at any time within the 7-day period following the date Employee signs this Agreement by providing written notice of revocation to the Company by email to the Chair of the Board of Directors [email address] so that said revocation notice is received before the expiration of the 7-day revocation period (the “Revocation Period”). If Employee revokes the Agreement within the Revocation Period, Employee will not receive the consideration set forth in the Agreement.

Release of Unknown Claims. Employee has reviewed and hereby expressly waives the provisions of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM

OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

This Agreement extends to all claims or causes of action, of every nature and kind whatsoever, known or unknown, suspected or unsuspected, enumerated in this Agreement or otherwise. Employee may hereafter discover presently unknown facts or claims different from or in addition to those that Employee now knows as to the matters released herein. Nevertheless, it is Employee’s intention, through this Agreement, to fully release all such matters and all claims related thereto, which do now exist, may exist or heretofore have existed.

5.
Covenant Not to Sue. Employee has not, and will not, directly or indirectly institute any legal action against the Released Parties based upon, arising out of, or relating to any claims released in this Agreement, to the extent allowed by law. Employee has not, and will not, directly or indirectly encourage and/or solicit any third party to institute any legal action against the Company or Released Parties, to the extent allowed by law.
6.
Inquiries. The Company will respond to any inquiries about Employee’s employment by providing only Employee’s dates of employment and job titles. Employee will direct all such inquiries only to [name and email of HR]
7.
No Workplace Injuries. Employee has not sustained any workplace injury of any kind during Employee’s employment with the Company, and Employee does not intend to file any claim for or seek any workers’ compensation benefits.
8.
Non-Disclosure of Confidential, Trade Secret, or Proprietary Information. Employee agrees that Employee will continue to be bound by the Confidentiality and Non-Disclosure Agreement executed by Employee on [DATE] to the extent it is enforceable under current law, and will not use any Trade Secrets, Confidential Information, or Proprietary Information in order to compete with the Company and/or its affiliates or for any other purpose. Employee will not, for any reason, disclose to others or use for the benefit of anyone other than the Company any trade secret, confidential or proprietary information of the Company, including, but not limited to information relating to the Company’s customers, employees, consultants, affiliates, partners, products, services, know-how, techniques, computer systems, programs, policies and procedures, research, projects, future developments, costs, profits, pricing, customer and client information. The use of any trade secret, confidential or proprietary information belonging to the Company shall be a material breach of this Agreement. Employee acknowledges and agrees that Employee’s obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and Employee expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by Employee of Employee’s covenants and agreements set forth herein. Accordingly, Employee agrees and acknowledges that any such violation of this Section 9 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to seek injunctive relief against the breach of this Section 9 or the continuation of any such breach by the Employee without the necessity of proving actual damages. In the event Employee directly or indirectly breaches (or causes others to breach) the confidentiality provisions of this Section 9, the Parties stipulate and agree that that damages for the breach of such obligation would be, and are, difficult and impractical to ascertain. The Parties further acknowledge and agree that there is a benefit to each Party in fixing a limitation on damages based on good-faith estimates of the damages expected in the event of a breach of the confidentiality provisions of this Section 9. Accordingly, Employee agrees to pay Company the sum of ten thousand ($10,000) for each incident of breach, representing a sum that the Parties agree is reasonable in light of the circumstances existing at the time of this Agreement. Any claimed breach of the obligations of this Section 9 shall be proved by a preponderance of the evidence, and the prevailing party in any action brought for violation of this Section 9 shall be entitled to recover its reasonable attorney’s fees and costs as determined by a Court of competent jurisdiction. The Parties acknowledge and agree that this provision for liquidated damages does not constitute a penalty or forfeiture within the meaning of Civil Code sections 3275 or 3369 or any other provision of California law. Neither the breach of this Section 9 nor the payment of liquidated damages by Employee shall affect the continuing validity or enforceability of this Agreement.

9.
Defend Trade Secrets Act. Notwithstanding anything contained herein or in any other confidentiality provision to which Employee may be or may have been subject as a result of Employee’s employment with the Company, nothing shall prohibit Employee from communicating with government authorities concerning any possible legal violations. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by the privilege. Employee is advised that pursuant to the Defend Trade Secrets Act an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. However, Employee understands that in the event that disclosure of the Company’s trade secrets was not done in good faith pursuant to the above, Employee will be subject to substantial damages, including punitive damages and attorneys’ fees. Employee acknowledges that these obligations are supplemental to, and do not replace or alter, his existing obligations pursuant to the Offer of Employment executed by Employee on [DATE], the Employee Confidentiality and Non-Disclosure Agreement executed by Employee on [DATE], or any other similar documents.
10.
Cooperation after Separation.
10.1
During the 9-month severance period, Employee will be expected to provide such assistance to the Company and its counsel as they may request in regard to any matters of which Employee has particular knowledge as a result of Employee’s employment with the Company. Such assistance shall include, but is not limited to, answering any inquiries the Company may have or receive regarding the execution of Employee’s past duties at the Company, acting as a resource person in matters relevant to Employee’s knowledge and experience with the Company, providing information and answers in response to interrogatories or other discovery, giving sworn statements and testifying in arbitrations, depositions and/or trials, and committing to be available, upon reasonable notice, to meet with the Company and its attorneys to adequately prepare for any and all proceedings associated with pending or threatened litigation or arbitration involving the Company. Employee shall not be obligated to provide assistance that would unreasonably and materially interfere with Employee’s business or personal activities.
10.2
In the event that travel or other expenses are incurred by Employee in connection with such assistance or in the event Employee’s deposition is required, the reasonable travel costs and out-of-pocket expenses in connection therewith shall be reimbursed by the Company.
11.
Return of Company Property and Materials. Employee acknowledges that Employee has returned to the Company all the Company’s records, documents, electronically stored information, and tangible embodiments of such, in Employee’s possession, including but not limited to the Company’s trade secrets, confidential information and proprietary information. Employee confirms that Employee has returned to the Company all property of the Company, including but not limited to automobiles, keys, key cards, cellular phones, credit cards, personal and laptop computers, and any other electronic equipment.
12.
Non-Disparagement. Employee shall not make any defamatory remarks about the Company or its current or former employees, verbally or in writing, including without limitation posting on social media applications such as YouTube, Facebook, X (f.k.a. Twitter), LinkedIn, blogs, or other public fora, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill, or business of the Company. Nothing in this provision or this Agreement (i) shall prevent Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful; or (ii) shall prevent the disclosure of factual information that is related to a claim filed in a civil action or a complaint filed in an administrative action concerning alleged criminal conduct or alleged sexual harassment on the part of Company or any other Company Entity, or regarding any sexual assault, sexual abuse, sexual harassment, workplace harassment or discrimination; a failure to prevent an act workplace harassment or discrimination; or retaliation against a person for reporting workplace harassment or discrimination, when Employee has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
13.
Non-Participation in Class, Representative, or PAGA Actions. Employee agrees not to bring or participate in any class, representative, PAGA or other similar action against Company, and agrees that Employee will opt out of any such action to the extent permitted by law, and that the production of this agreement will be sufficient grounds to exclude Employee from any such action.
14.
Non-Disclosure. Employee agrees not to disclose the terms of this Agreement, or the fact of its existence or execution, to anyone other than Employee’s immediate family members, attorneys, financial advisors, or accountants (provided that Employee obtains such person’s written agreement not to disclose the fact or terms of this Agreement and that a breach by such person shall be considered a breach by Employee), governmental taxing authorities, or pursuant to a subpoena or order of a court of competent jurisdiction, or to the SEC, OSHA, EEOC, CRD, NLRB, or similar agency, to the extent such disclosures are required by law.
15.
Tax Obligations and Indemnification. Employee understands, acknowledges, and agrees that Employee is solely responsible for all tax obligations attributable to Employee, including all reporting and payment obligations that may arise as a consequence of this. Neither Company nor any of the Released Parties make any warranty concerning the treatment under federal or state tax laws for any funds paid pursuant to this Agreement, and Employee expressly acknowledges and agrees that neither Company nor any of the Released Parties has made any promise, representation, or warranty, express or implied, regarding the tax consequences of any sum paid to Employee pursuant to this Agreement. Employee agrees to indemnify and hold harmless Company, Released Parties, and any person or entity affiliated with Company, from any tax liability or penalties attributable to Employee that may arise from this Agreement. Employee further acknowledges and agrees that Company does not, and shall not, have any obligation to indemnify or defend Employee in any tax proceedings or from any tax consequences that could result from any payments made in accordance with this Agreement.
16.
CIRCULAR 230 DISCLAIMER. EMPLOYEE (FOR PURPOSES OF THIS SECTION, THE "ACKNOWLEDGING PARTY"; AND EACH PARTY TO THIS AGREEMENT OTHER THAN THE ACKNOWLEDGING PARTY, AN "OTHER PARTY") ACKNOWLEDGE AND AGREE: (1) NO PROVISION OF THIS AGREEMENT, AND NO WRITTEN COMMUNICATION OR DISCLOSURE BETWEEN OR AMONG THE PARTIES OR THEIR ATTORNEYS AND OTHER ADVISERS, IS OR WAS INTENDED TO BE, NOR SHALL ANY SUCH COMMUNICATION OR DISCLOSURE CONSTITUTE OR BE CONSTRUED OR BE RELIED UPON AS, TAX ADVICE WITHIN THE MEANING OF UNITED STATES TREASURY DEPARTMENT CIRCULAR 230 (31 CFR PART 10, AS AMENDED); (2) THE ACKNOWLEDGING PARTY (A) HAS RELIED EXCLUSIVELY UPON HIS, HER OR ITS OWN INDEPENDENT LEGAL AND TAX ADVISERS FOR ADVICE (INCLUDING TAX ADVICE) IN CONNECTION WITH THIS AGREEMENT, (B) HAS NOT ENTERED INTO THIS AGREEMENT BASED UPON THE RECOMMENDATION OF ANY OTHER PARTY OR ANY ATTORNEY OR ADVISOR TO ANY OTHER PARTY, AND (C) IS NOT ENTITLED TO RELY UPON ANY COMMUNICATION OR DISCLOSURE BY ANY ATTORNEY OR ADVISER TO ANY OTHER PARTY TO AVOID ANY TAX PENALTY THAT MAY BE IMPOSED ON THE ACKNOWLEDGING PARTY; AND (3) NO ATTORNEY OR ADVISER TO ANY OTHER PARTY HAS IMPOSED ANY LIMITATION THAT PROTECTS THE CONFIDENTIALITY OF ANY SUCH ATTORNEY'S OR ADVISER'S TAX STRATEGIES (REGARDLESS OF WHETHER SUCH LIMITATION IS LEGALLY BINDING) UPON DISCLOSURE BY THE ACKNOWLEDGING PARTY OF THE TAX TREATMENT OR TAX STRUCTURE OF ANY TRANSACTION, INCLUDING ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT.
17.
Arbitration. Except for claims for emergency equitable or injunctive relief which cannot be timely addressed through arbitration, the Parties agree to submit any claim or dispute arising out of the terms of this Agreement to private and confidential arbitration by a single neutral arbitrator through Judicial Arbitration and Mediation Services, Inc. ("JAMS"). The JAMS Streamlined Arbitration Rules & Procedures in effect at the time of the claim or dispute is arbitrated will govern the procedure for the arbitration proceedings between the Parties. The arbitration shall take place in San Diego County, California. The arbitrator in this matter shall not have the power to modify any of the provisions of this Agreement. The decision of the arbitrator shall be final and binding on all Parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction. The Party initiating the arbitration shall advance the arbitrator's fee and all costs of services provided by the arbitrator and arbitration organization. However, all the costs of the arbitration proceeding or litigation to enforce this Agreement, including attorneys' fees and costs, shall be paid as the arbitrator or court awards in accordance with applicable law. The Parties hereby waive any right to a jury trial on any dispute or claim covered by this Agreement, to the fullest extent permitted by law.
18.
Employee Representations and Acknowledgments. Employee hereby represents and warrants to the Company that Employee (a) has read this Agreement in its entirety, (b) has all requisite power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder, (c) fully understands the contents of this Agreement, (d) freely, voluntarily and without coercion enters into this Agreement, and (e) is signing it with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims.
19.
Severability. In the event any provision of this Agreement is held to be void, null or unenforceable, the remaining portions shall remain in full force and effect.
20.
No Admission of Wrongdoing. Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of the Released Parties, nor shall they be admissible as evidence in any proceeding other than for the enforcement of this Agreement.
21.
Modification. This Agreement cannot be modified in any respect except in a written instrument signed by both Parties.
22.
Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for any confidentiality agreements and/or the restrictive covenants between the Parties, which shall remain in full force and effect to the greatest extent permitted by law.
23.
No Reliance. Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.
24.
Interpretation. Any uncertainty or ambiguity in the Agreement shall not be construed for or against any Party based on the attribution of drafting to any Party.
25.
Headings. The paragraph headings used in the Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

26.
Counterparts. This Agreement may be executed by the Parties in counterparts, which are defined as duplicate originals, all of which taken together shall be construed as one document.
27.
Signature. A signature by DocuSign, email, or other electronic means on this Agreement shall be as legally binding as an original signature.
28.
Governing Law. This Agreement shall be governed and conformed in accordance with the laws of the State of California, without regard to its conflicts of law principles.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed on ___, ____ by: _______________________________________ [EMPLOYEE NAME]

Executed on ___, ____ by: _______________________________________ [Chief Executive Officer]

Exhibit B

Confidentiality and Inventions Agreement

EMPLOYEE CONFIDENTIALITY & NON-DISCLOSURE AGREEMENT

This Employee Confidentiality & Non-Disclosure Agreement (“Agreement”) is made as of [Date] by and between Ajay Aggarwal, M.D. (“Employee”) and Cardiff Oncology, Inc. (the “Company”) with respect to the following facts:

A. Employee is about to become a paid employee of the Company based in California;

B. In connection with this employment, Employee will have access to certain confidential, proprietary, and/or trade secret information of the Company, and may in the course of employment with the Company participate in creating such information.

THEREFORE, in consideration of Employee’s employment with the Company as well as the compensation that will be paid to Employee by the Company, Employee agrees as follows:

1.
Definitions.

1.1 “Confidential Information” is defined as all non-public information obtained by Employee from or pertaining to the Company and its business during the course of Employee's employment with the Company, including but not limited to the Company’s Trade Secrets; inventions, designs, improvements, methodology, concepts; plans and results of research and development; marketing and advertising strategies; lists of present and future clients; client contracts; all data obtained from or related to Company clients, including their preferences and contracting habits or terms; supplier lists and information; any Company personnel information (except concerning the Employee); cost figures; pricing; financial information; software; systems; special techniques of any kind peculiar to the Company’s products, services, or operations; special ideas, plans, proposals, processes or information related to the current, future and proposed business, products, services or sales of the Company and its clients; and any other information that Employee receives as a result of Employee’s employment with the Company that has not been disclosed previously to the general public by an authorized Company representative or client. This specifically includes all information the Company receives from clients or other third parties that is not generally known to the public or is subject to a confidentiality agreement. Confidential Information does not include general industry skills, experience, or know-how, and does not include information that is generally available to the public.

1.2 “Services” means any tasks performed or services rendered by Employee in the course of Employee’s employment with the Company.

1.3
“Trade Secret” has that meaning set forth under applicable law. It includes all information that may be considered a Trade Secret under applicable law.

1.4 “Work Product” means Employee’s works of authorship, discoveries, inventions and innovations resulting from his/her Services, and any Confidential Information and/or Trade Secrets originated or prepared by Employee for, or in the performance of, the Services.

2
Proprietary Interest & Rights.

2.1. Acknowledgment of Company’s Proprietary Interest. Employee acknowledges and agrees that any and all Confidential Information and Trade Secrets, whether developed by Employee alone or in conjunction with others, or by other Company employees, or otherwise acquired by the Company, is the sole and exclusive property of the Company. Employee hereby disclaims any proprietary interest in any such Confidential Information and/or Trade Secrets.

2.2 Rights to Confidential Information, Trade Secrets and Work Product. Employee acknowledges and agrees that all Confidential Information and Trade Secrets shall remain the exclusive property of the Company. Employee is authorized to use Confidential Information and Trade Secrets solely to perform Services for the benefit of the Company. No license, express or implied, to use any of the Company’s Confidential Information or Trade Secrets is granted under this Agreement.

2.3. Works Made for Hire. Employee and the Company agree that all Work Product, including any work of authorship, including but not limited to any computer program, source code, processes, techniques, or software, is a “work made for hire” within the meaning of Section 101 of Title 17 of the United States Code.

2.4. Assignment of Work Product. All Work Product shall be promptly communicated to the Company. Employee hereby assigns to the Company all of Employee’s rights, title and interest in and to all Work Product created in, arising from, or based on Confidential Information and/or Trade Secrets developed during the performance of the Services or provided to Employee during employment with the Company, and to any and all intellectual property rights, including but not limited to, patents, copyrights or trademarks which have been or may be obtained with respect to such Work Product, effective immediately upon origination, creation, preparation or discovery thereof and regardless of the medium of expression thereof. Whenever requested, Employee immediately shall execute a confirmatory assignment of any particular items(s) of Work Product in a form satisfactory to the Company, shall testify in all legal proceedings, sign all lawful papers and otherwise perform all acts necessary or appropriate to enable the Company and its successors and assigns to obtain and document the Company’s ownership of all Work Product and enforce all available legal protections for all such Work Product in all countries.

2.5 Exclusion Notice. Pursuant to California Labor Code section 2870, the assignment by Employee of inventions under this Agreement does not apply to any inventions to which all of the following are applicable: (a) no equipment, supplies, facility, or trade secret information of Company were used; (b) the invention or idea does not relate to the business of Company; (c) the invention or idea does not relate to Company’s actual or demonstrably anticipated research or development; (d) the invention or idea does not result from any work performed by Employee for Company; and (e) no part of the invention was developed during times Employee was performing work for the Company.

3.
Protection of Confidential Information and Trade Secrets.

3.1 Use or Disclosure. Employee acknowledges and agrees that the Company is entitled to prevent the unauthorized use and disclosure of its Confidential Information and Trade Secrets. As part of the consideration for Employee’s employment and for the compensation being paid to Employee by the Company, Employee agrees that at all times during the term of his/her employment by the Company, and indefinitely thereafter, Employee will hold in strictest confidence, and will not directly or indirectly use, disclose or allow to be disclosed to any person, firm, or corporation, the Company’s Confidential Information and Trade Secrets, unless previously authorized by the Company for use in the pursuit of Company business, and for the benefit of the Company.

3.2 Adverse Use. Employee will not at any time use any of the Company’s Confidential Information or Trade Secrets in any manner that may directly or indirectly have an adverse effect upon the Company’s business, nor will Employee perform any acts that would tend to reduce the value of the Company’s Confidential Information or Trade Secret.

4.
Property of the Business. All files, documents, plans, memoranda, notes, lists, records, contracts and other documents or papers (and all copies thereof) relating to the Company’s business, including such items stored in computer memories, on computer disks or by any other means, made or compiled by or on behalf of the Employee or the Company or made available to them relating to the Company’s business, are and shall be the Company’s property and may not be copied or removed from the Company’s premises (either physically or electronically), unless expressly approved by a duly authorized representative of the Company.

5.
Third Party Trade Secrets. Employee will not disclose to the Company or use in his/her work any Trade Secrets or inventions of his/her former employers or any third party which Employee is not lawfully entitled to disclose or use. Employee agrees to disclose to the Company, on Attachment “A” hereto, all agreements now in effect under which Employee has agreed to maintain the confidentiality of the information of, or to not compete with, a third party.

6.
Restrictions During Employment.

6.1 Non-Solicitation. Employee agrees that during his/her employment with the Company, Employee will not directly or indirectly divert or attempt to divert clients’ or potential clients’ business from the Company, nor will Employee directly or indirectly, solicit, induce or attempt to solicit or induce any employee of the Company to accept employment outside of the Company.

6.2 Non-Competition. Employee acknowledges and agrees that during the term of this Agreement (which for purposes of this paragraph shall be deemed to include any period for which Employee continues to be paid following termination or resignation), he/she will not, anywhere in the world, directly or indirectly, acting individually or as the owner, shareholder, partner, consultant, independent contractor or employee of any entity, compete with the Company in any way, or act as an officer, director, employee, consultant, lender, or agent of any person or entity that is engaged in any business of the same nature as, or in competition with, the business in which the Company is now engaged or in which the Company becomes engaged during the term of Employee’s employment.

7.
Business Opportunities. Employee will promptly disclose to the Company any business opportunity of which Employee becomes aware during his/her employment with the Company and (i) which relates to any products or services planned, under development, developed, produced or marketed by the Company or (ii) of which Employee becomes aware in the course of or as a result of his/her employment with the Company. Employee will not take advantage of or divert any such opportunity for his/her own gain, profit or benefit, or any other person or entity without the written consent of the Company.
8.
Post-Employment Restrictions.

8.1 Non-Solicitation of Employees. For a period of one year following the end, for whatever reason, of Employee’s employment with the Company, Employee shall not, directly or indirectly, induce or attempt to induce, any employee of the Company to end or diminish his/her relationship with the Company, or solicit or attempt to solicit any Company employee for outside employment. Employee shall also not provide any information about the Company’s employees to any other person for the purpose of assisting any third party to solicit the Company’s employees for outside employment.

8.2 Scope of Restrictions. Employee acknowledges and represents that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable, and are solely for the protection of the Company’s business, goodwill and property rights.

9.
Return of Materials at Termination. Immediately upon the separation of Employee’s employment for any reason, Employee will deliver to Company all documents, data, and other information pertaining to the Company’s business, clients, suppliers, products or services, and any other Confidential Information or Trade Secrets that Employee has in his/her possession or under his/her control; and Employee shall not remove (either physically or electronically) any such documents or information from Company premises or computers.
10.
Cooperation. During Employee’s employment, Employee will gain knowledge of specific projects and issues related to Company’s business. Employee agrees to cooperate with the Company, after termination, in any threatened or pending litigation against the Company related to issues with which Employee became familiar. The Company agrees to provide Employee with reasonable compensation for Employee’s time in providing cooperation and assistance. Nothing in this provision should be interpreted to require anything other than Employee’s honest and complete information regarding such matters.

11.
Remedies for Breach.

Injunctive Relief. Employee acknowledges that any breach of this Agreement will cause irreparable injury to the Company. Accordingly, in the event of such breach or an impending breach, the Company shall be entitled to obtain injunctive and other equitable relief from a court in addition to, and not in lieu of, the right to seek liquidated or actual damages and any other right or remedy afforded to the Company by law or otherwise.

11.2. Liquidated Damages. Due to the difficulty of quantifying and proving actual damages, in the event of Employee’s breach of his/her obligations not to use or disclose Confidential Information or Trade Secrets as provided in paragraph 3, or Employee’s breach of the Post-Employment Restrictions in paragraph 8, the Company shall be entitled to liquidated damages in the amount of Five Thousand Dollars ($5,000.00) for each such use, disclosure, or prohibited action. Notwithstanding the right to liquidated damages, the Company has the right to take any measures available and to claim and receive a higher amount of compensation if the Company can prove that the actual damage sustained will exceed the amount of liquidated damages.

11.3 Attorneys’ Fees. In the event of any litigation concerning any controversy, claim or dispute between Employee and the Company arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys’ fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the court to have prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered. Further, in the event of any default by a party under this Agreement, such defaulting party shall pay all the expenses and attorneys’ fees incurred by the other party in connection with such default, whether or not any litigation is commenced. This provision is intended to benefit the parties to this Agreement, and is not intended to create rights for any third parties.

12.
Severability. Employee expressly acknowledges that he/she has carefully read all of the terms of this Agreement and agrees that the Company has been induced to enter into its relationship with Employee upon Employee’s representations that he/she will abide and be bound by each of the terms and that each term is reasonable in its scope and duration. If for any reason any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, Employee agrees that the remaining portions of this Agreement shall remain in full force and effect and that, upon the request of the Company, the court shall construe any invalid or unenforceable portions in the manner that most closely reflects the effect and intent of the original language.

13.
Entire Agreement. This Agreement sets forth the entire agreement of the parties regarding the subject matter described herein and may be amended only by a written document signed by Employee and an authorized representative of the Company.
14.
Successors and Assigns. This Agreement shall inure to the benefit of the Company and its successors and assigns and is binding upon Employee’s heirs and legal representatives. Employee may not assign any of Employee’s rights or obligations under this Agreement.
15.
Choice of Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of California without reference to its choice of law principles. Employee hereby irrevocably consents to the jurisdiction of the courts of the State of California with venue in San Diego County and of the United States District Court for the Southern District of California.
16.
Waiver. The Company’s failure to enforce any provision of the Agreement shall not in any way be construed as a waiver of any such provision nor shall it prevent the Company thereafter from enforcing each and every provision of this Agreement.
17.
Acknowledgments. Employee acknowledges that this Agreement is not an employment contract and that both the Company and employee are free to terminate their employment relationship at-will, with or without notice or cause.
18.
Counterparts. This Agreement may be executed in counterparts and shall be binding on all parties when each has signed either an original or copy of this Agreement.

THE PARTIES, HAVING READ THIS AGREEMENT AND UNDERSTANDING ITS TERMS, HEREBY AGREE TO BE LEGALLY BOUND BY ITS PROVISIONS.

Exhibit C

EQUITY TERMS

Type of Award (“Award”)
•
An incentive stock option grant pursuant to Section 422(b) of the Internal Revenue Code
•
Executive’s Award to equal 400,000 shares granted on April 27, 2026.
•
Award is evidenced by agreement executed by Executive and the Company.

Vesting of Award	• 25% vest one year after date of grant and the remainder vest in monthly equal amounts over 36 months beginning one year and one month after date of grant
Termination of Service for Cause, resignation with/without Cause, death & disability, etc.
•
ninety (90) days following the date of the Executive’s termination of employment with the Company and its Affiliates for any reason other than for Cause or due to the Executive’s death or Disability;
•
six (6) months following the date of the Executive’s termination of employment with the Company and its Affiliates due to the Executive’s death or Disability.
•
The entire Award (whether vested or unvested) held by the Executive immediately prior to the cessation of the Executive’s employment shall immediately terminate upon such cessation if such cessation of employment was for Cause